                                                                    EXHIBIT 8(w)

                               BUY-SELL AGREEMENT


        THIS AGREEMENT is made on this ___ the day of October, 2001 by and among the Canada Life Insurance Company of America, a Michigan corporation ("CLICA") on its own behalf and on behalf of its Variable Annuity Account 1 (the "Separate Account"), Seligman Portfolios, Inc. (formerly Seligman Mutual Benefit Portfolios, Inc.) (the "Fund") and J.& W. Seligman & Co. Incorporated ("JWSI").

        WHEREAS, CLICA is a stock life insurance company incorporated under the laws of the State of Michigan; and

        WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") and it is intended that certain variable annuity contracts (the "Contracts"), a list of which is included herein as Exhibit A, shall be funded through the Separate Account; and

        WHEREAS, the Fund is registered as an open-end diversified management investment company under the 1940 Act and is currently authorized to issue six separate series of shares (the "Portfolios") and to create additional Portfolios in the future; and

        WHEREAS, JWSI is registered as an investment adviser under the Investment Advisers Act of 1940 and is the Fund's investment adviser pursuant to the terms of agreements between JWSI and the Fund dated December 29, 1988 and May 1, 1993 ("Management Agreements"); and

        WHEREAS, it is the intention of the parties to this Agreement that the Fund will serve as a funding vehicle for the Separate Account under the variable accumulation options afforded by the Contracts;

        NOW, THEREFORE, in consideration of the covenants, mutual promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

        1.      FUND SHARES.

        A. CLICA agrees that the Fund will be a funding vehicle for the Separate Account. The Fund agrees that, except for shares sold to JWSI at the Fund's initial capitalization, and to The Mutual Benefit Life Insurance Company through its Mutual Benefit Variable Contract Account 9 ("VCA-9") on behalf of existing Mutual Benefit Life contract owners, the Fund will sell its shares only to the Separate Account or to other separate accounts of CLICA or any of its affiliates.

        B. The Fund agrees to sell to CLICA, on behalf of the Separate Account, those shares of the Fund which the Separate Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section, CLICA (or its designated agent) shall be the designee of the Fund for receipt of such orders from Policy owners and receipt by such designee by 4:00 p.m. New York time on a Business Day, shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading.

        C. The Fund agrees to make Fund shares available for purchase at the applicable net asset value per share by CLICA for the Separate Account on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the parties to this Agreement recognize that the Board of Directors of the Fund (hereinafter the "Directors") may refuse to sell shares of any Portfolio to the Separate Account, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio. The Separate Account shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of this Section. Payment shall be in federal funds transmitted by wire to the Fund's designated custodian or by a credit for any shares redeemed.

        D. The Fund agrees to redeem for cash, on CLICA's request, any full or fractional shares of the Fund held by CLICA, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section, CLICA (or its designated agent) shall be the designee of the Fund for receipt of requests for redemption from Policy owners and receipt by such designee by 4:00 p.m. New York time on a Business Day, shall constitute receipt by the Fund, provided that the Fund receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day. The Fund ordinarily shall make payment to CLICA for shares on the next business day after the Fund receives notice from CLICA. Payment shall be in federal funds transmitted by wire or by a debit against any shares purchased.

        E. Transfer of Portfolio shares will be by book entry. No stock certificates will be issued to the Separate Account unless the Separate Account so requests. Shares of each Portfolio will be recorded in an appropriate title for the corresponding Sub-account on the books of CLICA. If, however, state law requires transfer other than by book entry, then the Fund agrees to provide the required form of transfer.

        F. The Fund shall make the net asset value per share for each Portfolio available to CLICA on a daily basis as soon as reasonably practicable after the net asset value per share is calculated. The Fund will instruct its recordkeeper to use all reasonable efforts to make such net asset value per share available by 5:30 p.m. New York time, but in no event later than 6 p.m. New York time. Notwithstanding the foregoing, the parties to this Agreement recognize that the Fund is ultimately responsible for the pricing of its own shares.

        G. The Fund shall furnish notice on the ex-dividend date to CLICA of any dividend or distribution payable on any shares underlying Sub-accounts. All of such dividends and distributions as are payable on shares of a Portfolio recorded in the title for the corresponding Sub-account shall be automatically reinvested in additional shares of that Portfolio at the net asset value computed on its dividend or distribution payable date. The Fund shall notify CLICA of the number of shares so issued.

        2. REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund and JWSI hereby represent and warrant that:

        A. The Fund is duly incorporated and in good standing under the laws of the State of Maryland;

        B. The Fund is duly registered under the 1940 Act as an open-end diversified management investment company;

        C. All actions necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder have been taken or will be taken prior to any sale hereunder;

        D. A Registration Statement on Form N-1A relating to the Fund, including a Prospectus and statement of additional information, has been prepared and filed with the SEC in accordance with applicable provisions of the Securities Act of 1933 ("1933 Act") and the 1940 Act, and is effective;

        E. The Registration Statement does not include any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

        F. The Fund will use its best efforts to ensure that the Registration Statement continues to conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and its best efforts to ensure that at no time will the Registration Statement include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        G. The Fund will promptly furnish CLICA with copies of the Fund's Registration Statement, all amendments and exhibits thereto, each definitive Prospectus, each Prospectus supplement, and each periodic report under the 1940 Act, as filed with the SEC;

        H. The Fund will promptly advise CLICA of any proposed amendment to the Registration Statement or supplement to the Prospectus and shall provide CLICA with a copy of such proposed amendment or supplement in advance of the filing with the SEC of such amendment or supplement to permit CLICA's review of such amendment or supplement, unless legal or regulatory requirements would make such review impractical;

        I. The Fund and JWSI represent that each Portfolio except for the Seligman Henderson Global Portfolio, which expects to be, is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended

                ("Code"), that they will use reasonable effort to maintain such qualification (under Subchapter M or any successor or similar provision), and that they will notify CLICA immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future, and that it provide to CLICA not later than 14 days following the end of each calendar quarter, a report showing each Portfolio's continued qualification;

        J. The Fund and JWSI represent that each Portfolio except for the Seligman Henderson Global Portfolio, which expects to be, is currently in compliance with the provisions of Section 817(h) of the Code and regulations thereunder concerning diversification of the assets of the Portfolios of the Fund, and that they will use reasonable effort to maintain such compliance (under Section 817(h) or any successor or similar provision), provided that CLICA will promptly advise the Fund of any changes in such provisions after the date of this Agreement, and that it will provide to CLICA, not later than 14 days following the end of each calendar quarter, a report showing each Portfolio's continued compliance;

        K. The Fund will as directed in writing by CLICA make every effort to comply with the requirements of the State of Michigan concerning permissible investments for the Separate Account;

        L. The Fund shall pay all its expenses incidental to its performance under this Agreement. The Fund shall see to it that its shares are continuously registered and authorized for issue in accordance with any applicable federal and state laws for so long as this Agreement is in effect, and for so long as CLICA may purchase shares of the Fund. Without limiting the generality of the foregoing, the Fund shall bear any expenses in connection with the cost of maintaining registration of Fund shares and a current registration statement, proxy materials, any solicitation of Fund proxies, the preparation of all statements and notices required by any federal or state law, and taxes imposed upon the Fund on the issue or transfer of the Fund's shares subject to this Agreement, to the extent such expenses are incurred. The parties shall cooperate in the printing of the prospectuses of the Fund and of any disclosure documents related to the Contracts; however, the cost of printing prospectuses shall not be borne by the Fund; and

        M. The Fund and JWSI represent and warrant that each of the Fund's officers and employees that is a "covered person" as defined in Rule 17g-1 under the 1940 Act shall at all times be covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the amount of coverage required by Section 17(g) of the 1940 Act and Rule 17g-1 thereunder. The aforesaid bond shall cover larceny and embezzlement and shall be issued by a reputable fidelity insurance company.

        3. REPRESENTATIONS AND WARRANTIES OF JWSI. JWSI represents and warrants that:

        A. It will vote Fund shares which it owns in the same proportion as instructions received from owners of variable contracts backed by the Fund;

        B. It will not vote to elect a Director of the Fund unless the composition of the Board of Directors of the Fund is in compliance with the 1940 Act; and

        C.      JWSI agrees that in connection with the Fund's compliance with
                Section 817(h) of the Code and any regulations thereunder, concerning diversification of the assets of the Portfolios of the Fund, (i) JWSI will provide CLICA within 14 days of the end of each quarter of the Fund's fiscal year, a statement of each Portfolio's assets and (ii) JWSI will provide CLICA with a copy of the procedures that have been established by JWSI for the purpose of ascertaining and monitoring the Fund's compliance with the diversification requirements of Section 817(h) and regulations thereunder.

        4. REPRESENTATIONS AND WARRANTIES OF CLICA. CLICA represents and warrants that:

        A. All actions necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder have been taken;

        B. All actions required to authorize investment by the Separate Account in the Fund have been taken;

        C. It will comply with applicable law, including state insurance law, in connection with its obligations hereunder;

        D. It will provide to Contract owners voting privileges with respect to Fund shares attributable to the variable annuity contracts of such Contract owners. Pass-through voting privileges will be calculated with reference to the number of shares of the Fund attributable to a particular Contract or pursuant to any other method of calculation recommended by the SEC or its staff. CLICA will vote its own shares and shares for which no instructions have been received in the same proportion as instructions received from Contract owners for that Portfolio;

        E. The shares of the Fund qualify as an eligible investment for the Separate Account; and

        F.      The Separate Account has been established in accordance with
                Section 925 of the Michigan Insurance Code and applicable regulations of the Michigan Administrative Code.

                 (i) Section 925 provides that the income, if any, and gains or losses realized or unrealized on the Separate Account will be credited to or charged against the amount allocated to the Separate Account in accordance with the Contracts, without regard to CLICA's other income, gains or losses.

                 (ii) Regulation 500.624 of the Michigan Administrative Code provides that a Separate Account annuity shall not be charged with liabilities arising out of other separate accounts or out of other business of CLICA unless the liabilities have a specific and determinable relation to or dependence upon the Separate Account.

                 (iii) The Contracts provide that although CLICA owns the assets in the Separate Account, these assets are held separately from CLICA's other assets and are not part of CLICA's general account; and the assets in the Separate Account are used to support the operation of and provide the variable values and benefits for the Contracts and similar policies. Further, the Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other contract liabilities of the Separate Account will not be charged with liabilities that arise from any other business that CLICA conducts. CLICA has the right to transfer to its general account any assets of the Separate Account which are in excess of such reserves and other liabilities.

                 (iv) Based on the foregoing, CLICA believes that the portion of the assets of the Separate Account equal to the reserves and other contract liabilities of the Separate Account will not be charged with liabilities that arise from any other business that CLICA conducts.

        5.      INDEMNIFICATION.

        A. The Fund and JWSI will indemnify and hold harmless CLICA and the Separate Account against any and all losses, claims, damages, liabilities or expenses (including, without limitation, any expenses reasonably incurred in investigating or defending against any litigation commenced or threatened, or any claim) to which CLICA or the Separate Account may become subject arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus relating to the Fund or any amendment or supplement thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or
                (iii) any material breach of any representation and/or warranty made by the Fund or JWSI in this Agreement or any material breach of this Agreement by the Fund or JWSI; provided, however, JWSI and the Fund shall not be liable in any such case under (i) and (ii) above to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement or Prospectus relating to the Fund made in good faith reliance upon and in conformity with written information furnished by CLICA or the Separate Account specifically for use in the preparation thereof.

        B. CLICA will indemnify and hold harmless the Fund and JWSI against any and all losses, claims, damages, liabilities, or expense (including without limitation, any expense reasonably incurred in investigating or defending against any litigation commenced or threatened, or any claim) to which the Fund or JWSI becomes subject arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus relating to the Contracts or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any material breach of any representation and/or warranty made by CLICA in this Agreement or of any material breach of this Agreement by CLICA; provided, however, that CLICA shall not be liable in any such case under (i) and
                (ii) above to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus relating to the Contracts made in good faith reliance upon and in conformity with written information furnished by the Fund or JWSI specifically for use in the preparation thereof; and that CLICA shall not be liable to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon the Fund's failure to comply with the investment policies and restrictions set forth in its Registration Statement.

        C.      Promptly after receipt by an indemnified party under this
                Section 5 of notice of the commencement of any action by a third party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
                Section 5, notify the indemnifying party of the commencement thereof. The omission so to notify the indemnifying party shall not relieve it from liability which it may have to any indemnified party under this Section 5, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice; however, it shall not relieve it otherwise. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

        6. TERM OF AGREEMENT. This Agreement shall continue in full force and effect for a period of five (5) years from the effective date of this Agreement, unless otherwise agreed upon by the parties to terminate sooner or if terminated for such reasons as set forth in Section 7 below. After such 5 year period, it will be deemed extended thereafter from year to year, subject to termination at will by any party hereto upon 60 days prior written notice to the other party.

        7.      TERMINATION. This Agreement shall terminate:

        A. At the option of CLICA, upon the institution of formal proceedings against the Fund, JWSI, or SFSI by the SEC, the National Association of Securities Dealers, Inc. ("NASD"), any state securities or insurance department or any other regulatory body provided that CLICA determines in good faith in its sole judgment, that such institution will have a material adverse impact upon the Fund or JWSI's ability to perform its obligations under this Agreement; or

        B. At the option of the Fund, upon the institution of formal proceedings against The Canada Life Assurance Company ("CLA"), CLICA or Canada Life of America Financial Services, Inc. ("CLAFS") brought by a Canadian regulatory authority, the SEC, the NASD, or any formal proceedings involving a material matter brought by any state securities or state insurance department or any other regulatory body regarding CLICA or CLAFS provided that the Fund determines in good faith in its sole judgment that such institution will have a material adverse impact upon CLA's or CLICA's ability to perform its obligations under this Agreement; or

        C. At the option of the Fund, if there is a material adverse change in the financial condition of CLA or CLICA; or

        D. At the option of the Fund, if there is material adverse publicity regarding CLA or CLICA; or

        E. At the option of CLICA, if the Fund fails to meet the diversification requirements in Section 817(h) of the Code and the regulations thereunder; or

        F. At the option of CLICA, if there is a material adverse change in the financial condition of the Fund or JWSI; or

        G. At the option of CLICA, if there is material adverse publicity regarding the Fund or JWSI; or

        H. At the option of CLICA, if JWSI hires a sub-adviser for a Portfolio of the Fund without the prior written consent of CLICA. CLICA agrees that Seligman Henderson Co. shall act as sub-adviser for the Seligman Henderson Global Portfolio of the of the Fund; or

        I. If such action is required by law or by regulatory authorities having jurisdiction or is, in the discretion of the Board of Directors of CLICA or the Board of Directors of the Fund acting in good faith and in light of their fiduciary duties under applicable federal and state laws, necessary in the best interests of the shareholders of the Fund or Contract owners;

        J. At the option of CLICA or the Fund, upon the termination of the Management Agreements; or

                In the event that JWSI shall cease to serve as the Fund's investment adviser, the obligations of JWSI hereunder shall terminate, provided only that any liability for action taken by JWSI in accordance with its representations, warranties, and obligations hereunder during the period that JWSI served as investment adviser to the Fund shall survive such termination.



        9.      MISCELLANEOUS; BOOKS AND RECORDS.

        A. The terms and conditions of this Agreement shall be interpreted and construed in accordance with the provisions of the federal securities laws and rules and regulations thereunder.

        B. The Fund shall immediately notify CLICA of the issuance by any regulatory body of any stop order with respect to the Fund's Registration Statement or the initiation of any proceeding relating to the offer or sale of shares of the Fund in any state or jurisdiction.

        C. Each party hereto shall cooperate with each other party and all appropriate governmental authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

        D. The Fund agrees that all records and other data pertaining to the Contracts are the exclusive property of CLICA and that any such records and other data shall be furnished to CLICA by the Fund upon termination of this Agreement for any reason whatsoever. This shall not preclude the Fund from keeping copies of such data or records for its own files to the extent that the Fund is required to keep such records in order to meet any applicable legal or regulatory requirements. CLICA shall have the right to inspect, audit and copy all pertinent records pertaining to the Contracts.

        10. SEVERABILITY AND GOVERNING LAW. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be interpreted in accordance with the laws of the State of Michigan.

        11. NOTICES. Any notice required under this Agreement shall deemed to have been given to CLICA and the Separate Account if mailed to Assistant Secretary, Canada Life Insurance Company of America, 6201 Powers Ferry Road, Atlanta, Georgia 30339, and notice given to the Fund (Attention: Treasurer) and JWSI (Attention: General Counsel) if mailed to J. & W. Seligman & Co. Incorporated at 130 Liberty Street, New York, New York 10006, or at such other address furnished to the other party pursuant hereto.

        12.     PROVISION SURVIVING TERMINATION.

        A. Notwithstanding any termination of this Agreement, and regardless of the cause or reason for such termination, the provisions of Section 5 of this Agreement (Indemnification) shall survive and be binding upon JWSI, the Fund, and CLICA for a period of ten years following such termination.

        B. Upon termination of this Agreement, as long as the Fund is in existence, the Fund shall, so long as Contracts in effect on the effective date of termination of this Agreement ("Existing Contracts") remain outstanding, continue to make additional Portfolio shares available pursuant to the terms of this Agreement for all Existing Contracts. The Fund agrees to provide CLICA and the Separate Account with the daily net asset value of each of the Portfolios for as long as there are Existing Contract owners with Contract values allocated to a Sub-Account of the Separate Account which invests in such Portfolio.

        13. HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        14. WAIVERS. The waiver by any party of a breach of any other party of any of the provisions of this Agreement shall not operate or be deemed as a waiver of any other provision of this Agreement or of any subsequent breach thereof by any party.

        15. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto or separate counterparts, each complete set of which, when so executed and delivered by the parties shall constitute one and the same instrument.

        16. ENTIRE AGREEMENT; MODIFICATIONS; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and may not be modified or amended except as herein noted or in a written instrument executed by all parties hereto. Notwithstanding the foregoing, the parties to this Agreement acknowledge that the parties may execute a letter of intent regarding the resolution of certain matters in connection with the Fund's obligations under Section 1.F. of this Agreement.


        17. ASSIGNMENT. No party hereto may assign any of its rights pursuant to this Agreement without the prior written consent of the other parties hereto.





        [Signatures are on the next page]

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Attest:                             CANADA LIFE INSURANCE COMPANY
                                    OF AMERICA, on its own behalf
                                    and on behalf of its Variable
                                    Annuity Account 1


                                    By:
----------------------------             -------------------------
Assistant Secretary

Attest:


                                    By:
------------------------------           -------------------------
Assistant Secretary

Attest:                             SELIGMAN PORTFOLIOS, INC.


                                    By:
------------------------------           -------------------------
Secretary

Attest:                             J. & W. SELIGMAN & CO.
                                    INCORPORATED


                                    By:
------------------------------           -------------------------
Secretary

                                    EXHIBIT A

Contracts
---------

Varifund
Varifund Plus Variable Annuity

[Date]



Canada Life Insurance Company of America
Attn:  Assistant Secretary
6201 Powers Ferry Road
Atlanta, Georgia 30339

                Re: VAA1 Buy-Sell Agreement (the "Agreement") by and among Canada Life Insurance Company of America ("CLICA"), Seligman Portfolio, Inc. (the "Fund")

Dear Sirs:

        We are writing to confirm our agreement that paragraph 1.A of the Agreement referenced above is hereby amended to read in its entirety as follows:

        "A. The parties acknowledge that the arrangement contemplated by this Agreement is not exclusive and that: (i) the Fund's shares may be made sold to separate accounts of insurance companies that are not affiliated with CLICA or any of its affiliates; and
                (ii) CLICA may purchase shares for the Separate Account from entities other than the Fund."

        Please acknowledge your agreement with the forgoing by executing this Letter Agreement where indicated below.



SELIGMAN PORTFOLIOS, INC.                   J. & W. SELIGMAN & CO. INCORPORATED



By:                                         By:
    -------------------------                   --------------------------------


Acknowledged and Agreed to this
       day of                ,
------         --------------  -------

By:
    --------------------------
Name:
       -----------------------
Title:
        ----------------------